EXHIBIT 11.1

OPINION REGARDING LEGALITY

November 19, 2007

Homeland Resources Ltd.
6801 Los Trechos NE
Albuquerque NM 87109

Re:         Registration Statement on Form SB-1

Ladies and Gentlemen:

As counsel for your company, we have reviewed your Articles of Incorporation, Bylaws, and such other corporate records, documents, and proceedings and such questions of law, as we have deemed relevant for the purpose of this opinion.

We have also examined the Registration Statement of your company on Form SB-1, which is to be transmitted for filing with the Securities and Exchange Commission (the “Commission”) on November 19, 2007 covering the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of Common Stock owned by selling security holders, including the exhibits and form of prospectus (the “Prospectus”) filed therewith.

On the basis of such examination, we are of the opinion that:

1.
Homeland Resources Ltd. (the “Company”) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with all requisite corporate power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged.

2.           The Company has an authorized capitalization as set forth in the Prospectus.

3.	The shares of Common Stock of the Company to be sold by certain selling security holders have been validly authorized and issued as fully paid and nonassessable shares of Common Stock of the Company.

Homeland Resources Ltd.
November 19, 2007

We hereby consent to the use of our name in the Registration Statement and Prospectus in the section captioned "Legal Matters," and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.

Dill Dill Carr Stonbraker & Hutchings, P.C.